Exhibit 2

EBC 2013 FAMILY TRUST

SECURITY AND PLEDGE AGREEMENT

SECURITY AND PLEDGE AGREEMENT (the “Agreement”) dated as of the 24th day of September, 2013, by and between RAPHAEL LICHT, DANIEL G. COHEN and JEFFREY D. BLOMSTROM, as Trustees of a trust dated as of September 23, 2013, having EDWARD E. COHEN and BETSY Z. COHEN as the Grantors and known as the “EBC 2013 FAMILY TRUST” (the “Purchaser”), and EDWARD E. COHEN and BETSY Z. COHEN (collectively, the “Secured Party”).

W I T N E S S E T H:

WHEREAS, in accordance with a certain agreement dated on or about the date hereof, the Purchaser has purchased from Institutional Financial Markets, Inc., a Maryland corporation (the “Company”): (i) an aggregate of Eight Hundred Thousand (800,000) shares of common stock, for a purchase price of Two Dollars ($2.00) per share, representing an aggregate purchase price of One Million Six Hundred Thousand Dollars ($1,600,000); and (ii) a convertible senior promissory note in the aggregate principal amount of Two Million Four Hundred Thousand Dollars ($2,400,000) (collectively, the “Transferred Interest”); and

WHEREAS, in connection with the Purchaser’s purchase of the Transferred Interest from the Company, the Secured Party has loaned the necessary funds to the Purchaser in order to satisfy the Purchaser’s obligation set forth above and, in exchange, the Purchaser executed and delivered to the Secured Party its promissory note of even date herewith reflecting indebtedness in the principal amount of Four Million Dollars ($4,000,000), payable by the Purchaser to the Secured Party (the “Promissory Note”), and as security for the payment of the obligations under the Promissory Note (hereinafter called the “Trust’s Obligations”), the Purchaser has agreed to pledge the Transferred Interest to the Secured Party pursuant to this Agreement, and to execute and deliver this Agreement to the Secured Party.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Pledge of the Transferred Interest.

As security for the due and timely payment of the Trust’s Obligations, the Purchaser hereby pledges to the Secured Party and grants to the Secured Party a first-priority lien and security interest in the Transferred Interest, together with all rights (but none of the obligations) arising under this Agreement or under any other corporate documents executed in connection with the Transferred Interest, and all proceeds thereof, including, without limitation, dividends and distributions. Pursuant to Section 9-509 of the Uniform Commercial Code, the Purchaser hereby authorizes the Secured Party to file, at the cost and expense of the Purchaser and without the signature of the Purchaser, a Financing Statement on Form UCC-1 for the Transferred Interest, in such form and with such filing offices as the Secured Party reasonably determines to be appropriate. Purchaser also agrees to execute such further documents, conveyances, assignments, instruments, filings and notices with regard to the Transferred Interest as the Secured Party may at any time reasonably request in order to assure and confirm to the Secured Party his rights and remedies hereunder or which, in the judgment of the Secured Party, are desirable in order to perfect and protect the security interest hereby granted. Furthermore, the Purchaser hereby authorizes the Secured Party to execute and file, at any time and from time to time, on behalf of the Purchaser, one or more financing statements and such other statements, conveyances, assignments, instruments, filings and notices with respect to all or any part of the Transferred Interest, the filing of which is advisable in the Secured Party’s discretion, and the Purchaser hereby appoints the Secured Party as its agent and attorney-in-fact to execute and file such financing statements, other statements, conveyances, assignments, instruments, filings and notices. Upon payment in full of the Trust’s Obligations, the Secured Party agrees to authorize the filing of a Termination Statement on Form UCC-3 with respect to any Financing Statements previously filed by the Secured Party with respect to the Transferred Interest.

2. Default.

(a) The Secured Party shall have the rights and remedies of a secured party as provided in the Uniform Commercial Code in force in the State of Florida. Upon the occurrence of an Event of Default (as defined in the Promissory Note), the Secured Party may: (a) retain the Transferred Interest; or (b) upon five (5) days’ written notice to the Purchaser, and without liability for any diminution in price which may have occurred, sell the Transferred Interest in such manner and for such price as the Secured Party may determine in the Secured Party’s sole discretion. At any bona fide public sale, the Secured Party shall be free to purchase the Transferred Interest, and thereafter shall hold the same free from any claim or right of any kind whatsoever, including any equity of redemption of the Purchaser. The Secured Party shall apply the net proceeds of any sale hereunder, after deducting all reasonable costs and expenses in any way relating to the rights of the Secured Party hereunder and the enforcement thereof, including attorneys’ fees and legal expenses, to the payment in whole or in part of the Trust’s Obligations in such order as the Secured Party may elect in his sole discretion, and only after so applying such net proceeds and after the payment by the Secured Party of any other amount required by any provision of law, including, without limitation, the Uniform Commercial Code, need the Secured Party account for the surplus, if any, to the Purchaser.

(b) So long as no Event of Default shall have occurred and be continuing, (i) the Purchaser shall be entitled to exercise any and all voting and other consensual rights pertaining to the Transferred Interest for any purpose not prohibited by the terms of this Agreement, and (ii) the Purchaser shall be entitled to receive and retain any cash dividends, interest or any other distribution of property paid, payable or otherwise distributed in cash in respect of the Transferred Interest (other than any return of capital contribution or proceeds of liquidation). However, upon the occurrence and during the continuance of an Event of Default, (i) upon delivery of written notice by the Secured Party to the Purchaser, all rights of the Purchaser to exercise voting and other consensual rights pertaining to the Transferred Interest shall cease, and all such rights shall thereupon become vested in the Secured Party, who shall thereupon have the sole right to exercise such voting and other consensual rights, and (ii) all rights of the Purchaser to receive cash dividends, interest, or other distributions in cash shall cease and all rights to dividends, interest and other distributions shall thereupon be vested in the Secured Party, who shall thereupon have the sole right to receive and hold as part of the “Transferred Interest” such interest or other distributions.

3. Covenants, Representations and Warranties.

In connection with the transactions contemplated by this Agreement, the Purchaser hereby covenants, represents and warrants that:

(a) This Agreement has been duly executed and delivered by the Purchaser, and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms;

(b) There are no actions, suits or proceedings pending or threatened against or affecting the Purchaser that involve or relate to the Transferred Interest;

(c) The Purchaser has all legal and beneficial right, title and interest in and to the Transferred Interest, free and clear of Liens (as defined herein) other than the lien created hereby;

(d) The Purchaser has instructed the Company to register the lien created hereby on its books and records; and

(e) The Purchaser shall not: (1) sell, transfer or convey any portion of the Transferred Interest; or (2) suffer or permit any pledge, lien or other encumbrance of any kind (collectively, “Liens”) to be created upon or be granted with respect to any portion of the Transferred Interest other than pursuant to this Agreement, except in each instance with the prior written consent of the Secured Party.

4. Redemption or Exchange.

In the event that, at any time prior to the payment in full of the Trust’s Obligations, there shall be declared or paid any disbursements in respect of, in redemption of or in exchange for payment for any portion of the Transferred Interest, then there shall be delivered to the Secured Party by the Purchaser, all new and substituted interest and other property of the Purchaser, and all of such interest and other property shall be deemed to be a part of the “Transferred Interest” subject to the terms and conditions of this Agreement, as if originally so stated herein.

5. Release of Lien.

To the extent that the Secured Party shall not previously have sold, transferred, disposed of or otherwise realized value on the Transferred Interest in accordance with this Agreement, the Secured Party shall release his lien hereunder upon payment in full of the Trust’s Obligations.

6. Miscellaneous.

(a) Any notices or consents required or permitted under this Agreement shall be in writing and shall be given by personal delivery or certified mail, return receipt requested, to the Secured Party and/or the Purchaser at the addresses set forth on the first page of this Agreement, or such other address at which the Purchaser or the Secured Party may notify the other party in writing subsequent to the date hereof.

(b) The law of the State of Florida (exclusive of the conflict of law provisions thereof) shall govern the construction and enforcement of this Agreement and the rights and remedies of the parties hereto.

(c) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, executors, administrators, successors and permitted assigns. Except as otherwise referred to herein, this Agreement and the documents executed and delivered pursuant hereto constitute the entire agreement between the parties relating to the specific subject matter hereof.

(d) No waiver, amendment, modification, assignment of rights or obligations, cancellation or discharge hereof, or of any part hereof, shall be valid unless the Secured Party shall have consented thereto in writing.

(e) The captions and paragraph headings in this Agreement are for convenience of reference only, and shall not in any way define, limit or describe the construction, terms or provisions of this Agreement.

(f) If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall thereupon be deemed modified only to the extent necessary to render the same valid, or not applicable to given circumstances, or excised from this Agreement, as the situation may require, and this Agreement shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be.

(g) This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

PURCHASER:

EBC 2013 FAMILY TRUST

By:	/s/ RAPHAEL LICHT
RAPHAEL LICHT

By:	/s/ DANIEL G. COHEN
DANIEL G. COHEN

By:	/s/ JEFFREY D. BLOMSTROM
JEFFREY D. BLOMSTROM

SECURED PARTY:

/s/ EDWARD E. COHEN
EDWARD E. COHEN

/s/ BETSY Z. COHEN
BETSY Z. COHEN